Stockholder Meeting

An Annual Meeting of Stockholders (the “Meeting”) of Fairholme Funds, Inc. (the “Company”) was held on May 19, 2008.

The purpose of the meeting was to consider and act upon the following proposals:

1.)	To elect seven Directors of the Company, each to hold office for an indefinite term.
2A.)	To replace the Fund’s fundamental investment policy to allow issuance of senior securities and borrowing of money as permitted by the Investment Company Act of 1940, as amended (the “1940 Act”).
2B.)
To replace the Fund’s fundamental investment policy to allow purchasing of restricted securities under circumstances in which, if such securities were sold, the Fund may be deemed “underwriter” under the Securities Act of 1933, as amended..

2C.)	To replace the Fund’s fundamental investment policy to confirm the definition of “concentration” to the 1940 Act.
2D.)	To replace the Fund’s fundamental investment policy to allow the Fund to sell real estate that it may acquire as a result of ownership in securities.
2E.)
To replace the Fund’s fundamental investment policy to allow the Fund to invest in futures contracts, options on futures contracts and privately-negotiated contracts for the current or future delivery of commodities.

2F.)
To replace the Fund’s fundamental investment policy to allow the Fund to loan money in the form of purchasing debt, lending or securities, using repurchase agreements or making loans to affiliated funds as permitted by the 1940 Act.

2G.)	To eliminate the Fund’s fundamental investment policy limiting the Fund to invest in no more than 25 issuers with respect to 75% of its assets.
2H.)	To eliminate the Fund’s fundamental investment policy prohibiting the Fund from investing in companies for the purpose of management control of or the exercise of control.
2I.)	To eliminate the Fund’s fundamental investment policy prohibiting the Fund from purchasing more than 10% of the voting securities of an issuer.
2J.)	To eliminate the Fund’s fundamental investment policy prohibiting the Fund from investing in oil, gas or other mineral exploration or development programs.
3.)	To approve the Management Agreement.

The tabulation of the stockholder votes rendered the following results:

	For	Against	Withhold/Abstain
Proposal 1.
Cesar L. Alvarez	183,938,398	1,011,255	4,652,298
Bruce R. Berkowitz	184,279,440	912,711	4,409,800
Keith D. Trauner	184,251,157	918,528	4,432,266
Terry L. Baxter	184,202,638	970,704	4,428,609
Howard S. Frank	184,249,146	924,456	4,428,349
Avivith Oppenheim	184,180,660	942,581	4,478,710
Leigh Walters	184,324,027	915,810	4,362,114
Proposal 2A.	123,088,122	4,495,341	4,976,935
Proposal 2B.	123,225,703	4,343,160	4,991,534
Proposal 2C.	123,355,307	4,218,388	4,986,703
Proposal 2D.	123,716,639	3,982,511	4,861,247
Proposal 2E.	122,451,550	5,174,726	4,934,121
Proposal 2F.	122,832,195	4,751,353	4,976,850
Proposal 2G.	123,721,751	3,916,327	4,922,319
Proposal 2H.	123,339,247	4,208,830	5,012,320
Proposal 2I.	123,181,343	4,474,102	4,904,953
Proposal 2J.	123,378,376	4,368,145	4,813,876
Proposal 3.	123,835,341	3,644,512	5,080,544

Accordingly, all proposals were approved by the Fund’s shareholders.